Exhibit 4.1

                      IRS MODEL AMENDMENTS

                    CCB FINANCIAL CORPORATION
                     RETIREMENT SAVINGS PLAN

     CCB Financial Corporation, a corporation, hereby amends the CCB Financial Corporation Retirement Savings Plan by adopting the following IRS model language:

                            ARTICLE A

            DIRECT ROLLOVER OF ELIGIBLE DISTRIBUTIONS

     Section A-1 EFFECT OF ARTICLE A ON THE PLAN - This Article applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a distributee's election under this Article, a distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     Section A-2  DEFINITIONS -

     a. Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     b. Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an Individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

     c. Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

     d. Direct rollover: A direct rollover is a payment by the plan to the eligible retirement plan specified by the distributee.


                            ARTICLE B

                  SECTION 401(A)(17) LIMITATION

         In addition to other applicable limitations set forth in the plan, and notwithstanding any other provision of the plan to the contrary, for plan years beginning on or after January 1, 1994, the annual compensation of each employee taken into account under the plan shall not exceed the OBRA '93 annual compensation limit. The OBRA '93 annual compensation limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Internal Revenue Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the OBRA '93 annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

         For plan years beginning on or after January 1, 1994, any reference in this plan to the limitation under section
     401(a)(17) of the Code shall mean the OBRA '93 annual compensation limit set forth in this provision.

         If compensation for any prior determination period is taken into account in determining an employee's benefits accruing in the current plan year, the compensation for that prior determination period is subject to the OBRA '93 annual compensation limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first plan year beginning on or after January 1,1994, the OBRA '93 annual compensation limit is $150,000.

     IN WITNESS WHEREOF, the Corporation has caused the IRS Model
Amendments to be signed and adopted this 19th day of December, 1994.


                               CCB FINANCIAL CORPORATION


                               By:  /S/ ERNEST C. ROESSLER
                                        President


ATTEST:


/S/  CHRISTIE L. POWELL
Asst. Secretary